Exhibit 99

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003

FOR IMMEDIATE RELEASE                    Contact: Jamie McShane
November 18, 2021                             212-460-4111

CON EDISON NAMES TIMOTHY CAWLEY CHAIRMAN OF THE BOARD

NEW YORK – Consolidated Edison, Inc. (Con Edison) [NYSE:ED] today announced that its Board of Directors has elected Tim Cawley, 56, as chairman of the board. Cawley became president and chief executive officer at the beginning of this year after John McAvoy retired. When Cawley was elected president and chief executive officer, the company announced that McAvoy would remain as non-executive chairman of the board for a transition period. McAvoy will continue as a member of the Con Edison board.

Before becoming president and chief executive officer of Con Edison, Cawley served as president of Consolidated Edison Company of New York, Inc. and prior to that position as president and chief executive officer of Orange and Rockland Utilities, Inc. He holds an MBA from New York University and a BS in electrical engineering from Union College. He sits on the boards of the New York City Partnership, the Edison Electric Institute and the American Gas Association.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $12 billion in annual revenues and $63 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric service in New York City and New York’s Westchester County, gas service in Manhattan, the Bronx, parts of Queens and parts of Westchester, and steam service in Manhattan; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., the second-largest producer of solar electric production projects in North America, which, through its subsidiaries develops, owns and operates renewable and sustainable energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which falls primarily under the oversight of the Federal Energy Regulatory Commission and through its subsidiaries invests in electric transmission projects supporting its parent company’s effort to transition to clean, renewable energy. Con Edison Transmission manages, through joint ventures, both electric and gas assets while seeking to develop electric transmission projects that will bring clean, renewable electricity to customers, focusing on New York, New England, the Mid-Atlantic states and the Midwest.

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